UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 31, 2004

ARTESIAN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-18516	51-0002090

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

664 Churchmans Road, Newark, Delaware	19702

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:                302-453-6900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events.

On August 31, 2004, Artesian Water Company, Inc. (Artesian Water), the principal subsidiary of Artesian Resources Corporation, received approval from the Delaware Public Service Commission to implement revised temporary rates to provide for an overall increase in revenue of 15.0%, or approximately $5.5 million, on an annualized basis. These rates provide for an additional increase of approximately 8.1%, or $3.0 million, on an annualized basis, over the temporary rates in effect since April 6, 2004. These temporary rates are all related to the petition filed by Artesian Water on February 5, 2004 to implement new rates to meet a requested increase in revenues of 24.2%, or approximately $8.8 million on an annualized basis (the “Rate Increase Petition”). While the Rate Increase Petition is pending with the Delaware Public Service Commission, we are permitted to place rate increases into effect on a temporary basis. Artesian Water will place these new revised temporary rates into effect on September 7, 2004, which will remain in effect until the level of permanent rates is decided by the Delaware Public Service Commission. If this permitted temporary rate increase is determined to be in excess of rates that the Delaware Public Service Commission ultimately deems appropriate, Artesian Water will be required to refund the excess portion plus interest to its customers.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTESIAN RESOURCES CORPORATION

Date:	September 2, 2004	By:	/s/Dian C. Taylor

Dian C. Taylor President, Chief Executive Officer and Chair of the Board